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ROBBINS & MYERS, INC. AND SUBSIDIARIES
COMPUTATION OF EARNINGS PER SHARE
EXHIBIT 11.1
(In thousands except per share data)

                                             Three Months Ended        Nine Months Ended
                                                    May 31,                 May 31,
                                             1997         1996         1997          1996
                                         -----------  -----------  ------------  ------------
Primary Income per Share:
  Net income                                  $7,895       $5,735       $20,727       $14,162
                                         ===========  ===========  ============  ============

  Average shares outstanding                  10,910       10,460        10,762        10,448

  Effect of dilutive options and
  restricted stock based on treasury
  stock method                                   518          566           531           528
                                         -----------  -----------  ------------  ------------
  Total                                       11,428       11,026        11,293        10,976
                                         ===========  ===========  ============  ============
  Net income per share                         $0.69        $0.52         $1.84         $1.29
                                         ===========  ===========  ============  ============

Fully Diluted Income per Share:
  Net income                                   7,895        5,735        20,727        14,162
  After tax interest add-back for
  convertible debt from issuance                 634            0         1,742             0
                                         -----------  -----------  ------------  ------------
  Net income attributable to fully
  diluted shares                              $8,529       $5,735       $22,469       $14,162
                                         ===========  ===========  ============  ============

  Average shares outstanding                  10,910       10,460        10,762        10,448

  Shares issuable upon conversion of
  convertible debt, adjusted for
  portion of period outstanding                2,385            0         2,182             0

  Effect of dilutive options and
  restricted stock based on treasury
  stock method                                   612          632           656           636
                                         -----------  -----------  ------------  ------------
  Total                                       13,907       11,092        13,600        11,084
                                         ===========  ===========  ============  ============
  Net income per share                         $0.61        $0.52         $1.65         $1.29
                                         ===========  ===========  ============  ============

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